Exhibit 99.2

[LOGO]

May 5, 2014

J. Michael Pearson

Valeant Pharmaceuticals

700 Route 202/206 North

Bridgewater, NJ 08807

Dear Mike,

I am hereby resigning effective today as a director of Valeant Pharmaceuticals International.

As you know, ValueAct Capital has been a shareholder of Valeant Pharmaceuticals since 2006 and I have been a member of the board of directors since 2007. My team and I are proud to have worked with you and to have been a part of tremendous value creation for all shareholders. As I have told you, after seven years on the board of directors, and with my new position on the board of directors of Microsoft, the time has come for me to reallocate my time to other board work. The company is in an extremely strong position and I feel good about the future of Valeant.

Due to the company’s strategy, there have been very long periods during which we have not been able to buy and sell shares. Most recently, ValueAct Capital has been restricted from selling any shares in Valeant since June 2013, during which time the stock has risen from $85 to $135. Beginning in February 2014, I expressed to you and the board my desire to manage down this position in our fund (currently approximately $2.5 billion out of our $14 billion in assets under management). By resigning today, with the Allergan transaction in the public domain and with Valeant’s earnings report later this week, this will create an opportunity for ValueAct Capital to sell if we choose (of course depending on stock price) later this year. Serving out the remaining term of my board service, could potentially create additional delays and complications, particularly if Allergan enters into negotiations with Valeant.

To reiterate, we are making a portfolio management decision, not a decision about Valeant’s fundamental business, future performance or the merits of the Allergan deal. ValueAct Capital has a practice of reducing portfolio weightings in companies where we no longer serve on the board of directors. We have done this consistently since our inception in 2000. That being said, after my resignation we still plan to be large Valeant shareholders for some time. We currently plan to hold more than $1 billion in shares and Valeant should remain one of our top positions. I wish you, your team and my board colleagues all the best and look forward to many more years of extraordinary performance.

Sincerely,
/s/ G. Mason Morfit
G. Mason Morfit

ValueAct Capital    •    435 Pacific Avenue, Fourth Floor    •    San Francisco, CA 94133

Telephone 415.362.3700    •    Facsimile 415.362.5727